EXHIBIT 99.4




For Immediate Release

For further information contact:
Mike Sitrick or Lew Phelps
Sitrick And Company
310-788-2850 or lew_phelps@sitrick.com
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Shareholder Contact:  Laura Hobbs, Las Vegas, NV
                                    (702) 876-7237

SOUTHWEST GAS SUES ONEOK FOR BREACH OF CONTRACT AND FRAUD FOLLOWING UNJUSTIFIED ATTEMPT TO CANCEL MERGER AGREEMENT

Southwest Gas Also Sues Southern Union Co.
For Breach of Contract and Interference with Contract

Phoenix, AZ (January 24, 2000) - Southwest Gas Corp. (NYSE:SWX) has sued ONEOK, Inc. (NYSE: OKE) following ONEOK's unjustified attempt to cancel the merger agreement between it and Southwest Gas.

The lawsuit, filed today in the U.S. District Court for the District of Arizona in Phoenix, seeks unspecified damages from ONEOK for breach of contract, breach of the implied covenant of good faith and fair dealing, fraud in the inducement, and fraud related to its actions connected to the merger agreement and its cancellation of the agreement.

The Public Utilities Commission of Nevada, one of three state regulatory agencies required to approve the merger, voted unanimously last June to approve it. Shareholders of Southwest Gas also voted nearly 80% in favor of the proposed transaction. Review of the merger was originally scheduled to take place last fall by the Arizona Corporation Commission, but that decision was delayed by ACC concerns about ONEOK's actions and fitness to serve in Arizona. ONEOK's attempt last Friday to withdraw its application before the ACC has brought the merger effort to a halt, since ACC approval is required before consummation of the transaction, Southwest Gas said.

Southwest Gas also has sued Southern Union Co. (NYSE:SUG) seeking unspecified damages from Southern Union for breach of contract, breach of the implied covenant of good faith and fair dealing, and interference with a contract, all related to Southern Union's attempts to block the proposed Southwest Gas-ONEOK combination after Southern Union's unsolicited offer was rejected by Southwest Gas in favor of ONEOK's offer.



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Southwest Gas Lawsuit, page 2 of 2



"Southwest Gas has been greatly damaged by the improper conduct of both ONEOK and Southern Union in this complex year-long process," said Michael O. Maffie, president and chief executive officer of Southwest Gas. "With this lawsuit, we hope and expect to recover the damages caused by the acts of the two utilities that were competing for our company."

"With the merger plan now repudiated by ONEOK, Southwest Gas will continue to provide outstanding service to its valued customers in Arizona, Nevada and California," Mr. Maffie said.

Southwest Gas Corporation is headquartered in Las Vegas, NV, and is the fastest growing natural gas utility company in the country. It provides natural gas service to more than 1.2 million residential, commercial and industrial customers in Arizona and Nevada, and parts of northeastern and southeastern California. The company's common stock is traded on the New York Stock Exchange under the symbol SWX. More information about the company is available at http://www.swgas.com.
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ONEOK is headquartered in Tulsa, OK, and has natural gas utility operations in
Kansas and Oklahoma. Southern Union is headquartered in Austin, TX, and has natural gas utility operations in Missouri and Texas. It also is in the process of acquiring utility properties in New England.

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